Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Samsonite Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-57014, 333-128685, and 333-128684) on Form S-8 of Samsonite Corporation of our report dated April 30, 2007, with respect to the consolidated balance sheets of Samsonite Corporation and subsidiaries (the Company) as of January 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 31, 2007, and the related financial statement schedule, which report appears in the January 31, 2007 annual report on Form 10-K of Samsonite Corporation.

Our report includes an explanatory paragraph stating that, as discussed in note 13 to the consolidated financial statements, Samsonite Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share Based Payment, effective February 1, 2006. Also, as discussed in note 15, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective January 31, 2007.

KPMG LLP

Denver, Colorado

April 30, 2007